UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (AMENDMENT NO. ___)*

                        ORRSTOWN FINANCIAL SERVICES, INC
                        --------------------------------
                                (Name of issuer)

                                  Common Stock
                                  ------------
                         (Title of class of securities)

                                    687380105
                                    ---------
                                 (CUSIP number)

                                December 31, 2008
                   ------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|_|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (1-06)


                                Page 1 of 5 pages

CUSIP No. 687380105                    13G                     Page 2 of 5 Pages

--------------------------------------------------------------------------------
1.    Name of Reporting Person
      I.R.S. Identification Nos. of above persons (entities only).

            Orrstown Financial Services, Inc.
            Tax ID # 23-2530374
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Shippensburg, PA 17257
--------------------------------------------------------------------------------
 Number of        5.    Sole Voting Power
 Shares                 52,349
 Beneficially     --------------------------------------------------------------
 Owned by         6.    Shared Voting Power
 Each                   549,301.4160
 Reporting        --------------------------------------------------------------
 Person           7.    Sole Dispositive Power
 With:                  0
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power
                        52,349
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      824,008
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      12.77 %
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      BANK
--------------------------------------------------------------------------------

CUSIP No. 687380105                   13G                      Page 3 of 5 Pages

Item 1      (a)   Name of Issuer:
                  Orrstown Financial Services, Inc.

            (b)   Address Of Issuer's Principal Executive Offices:
                  77 East King Street, P.O. Box 250
                  Shippensburg, PA 17257

Item 2      (a)   Name of Person Filing:
                  Orrstown Financial Services, Inc.

            (b)   Address of Principal Business Office, or, if none, Residence:
                  77 East King Street, P.O. Box 250
                  Shippensburg, PA 17257

            (c)   Citizenship:
                  N/A

            (d)   Title of Class of Securities:
                  Common Stock

            (e)   Cusip Number:
                  687380105

Item 3 If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c).
            (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
            (d) |_| Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).
            (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).
            (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(ii)(F).
            (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).
            (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
            i) |_| A church plan that is excluded from the definition of an investment company ( under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j)   |_| Group in accordance with ss.240.13d-1(b)(ii)(J).

CUSIP No. 687380105                    13G                     Page 4 of 5 Pages


Item 4      Ownership

            (a)   Amount beneficially owned:
                  824,008 shares of common stock

            (b)   Percent of class:
                  12.77%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                        52,349

                  (ii)  Shared power to vote or to direct the vote
                        549,301.4160

                  (iii) Sole power to dispose or to direct the disposition of
                        0

                  (iv) Shared power to dispose or to direct the disposition of 52,349

Item 5      Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. Item 6 Ownership of More Than Five Percent on Behalf Of Another Person

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Item 8      Identification and Classification of Members of The Group

Item 9      Notice of Dissolution of Group

Item 10     Certification

      (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 687380105                   13G                      Page 5 of 5 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 12, 2009
                                        ----------------------------------------
                                                          Date

                                                   Barbara E. Brobst
                                        ----------------------------------------
                                                       Signature

                                        Barbara E. Brobst, Senior Vice President
                                        ----------------------------------------
                                                       Name/Title

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

  Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)